EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2000          1999          1998
                                   --------      --------      --------

Income before income taxes........   $503.1        $314.6        $251.8
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............    103.8          66.9          11.8
  Portion of rent expense
    representing interest.........     50.7          35.4           9.1
                                   --------      --------      --------
Total fixed charges excluding
  capitalized interest............    154.5         102.3          20.9
Capitalized interest..............        -             -           0.7
                                   --------      --------      --------
Total fixed charges...............    154.5         102.3          21.6
                                   --------      --------      --------
Income before income taxes and
  fixed charges...................   $657.6        $416.9        $272.7
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      4.3           4.1          12.6
                                   ========      ========      ========